Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-174879) on Form S-3 and Registration Statements (Nos. 333-168802, 333-169814, 333-171168, 333-177488, and 333-186674) on Form S-8 of our report dated February 29, 2012 (except for Note 18 and Note 2 as to which the dates are January 11, 2013 and November 27, 2013, respectively), relating to our audit of the consolidated financial statements of Magnum Hunter Resources Corporation; which appear in this Annual Report on Form 10-K of Magnum Hunter Resources Corporation for the year ended December 31, 2013.

/s/ Hein & Associates LLP
Dallas, Texas
July 17, 2014